UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2017

AK STEEL HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13696	31-1401455
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9227 Centre Pointe Drive West Chester, Ohio	45069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 425-5000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On August 2, 2017, AK Steel Holding Corporation (the “Company”) issued a press release announcing that AK Steel Corporation, its wholly-owned subsidiary (“AK Steel”), commenced an offer to purchase (the “Tender Offer”) for cash any and all of the $279.8 million outstanding principal amount of its 8.375% senior notes due 2022 (CUSIP 001546 AM2) (the “Notes”). The Tender Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 2, 2017, and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the Tender Offer in full detail. Holders who validly tender their Notes at or prior to 5:00 p.m. New York City time on August 8, 2017 (the “Expiration Date”) will be eligible to receive the purchase price of $1,046.70 per $1,000 principal amount of Notes tendered. Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the settlement date of the Tender Offer.

AK Steel expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the Tender Offer at any time prior to the Expiration Date. The Tender Offer is subject to the satisfaction of certain conditions set forth in the Offer to Purchase.

In addition, as of August 1, 2017, the Company has received all required regulatory approvals in connection with its previously announced acquisition of Precision Partners Holding Company and expects to close the acquisition in early August 2017.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release issued on August 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

Date: August 2, 2017	By:	/s/ Joseph C. Alter
Name: Joseph C. Alter
Title: Vice President, General Counsel and Corporate Secretary

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